Exhibit 6.1

Services Agreement

Dated as of September 9, 2024

This Services Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between Angel Studios 001, Inc., a Delaware corporation (the “Company”) and Angel Studios, Inc., a Delaware corporation (“Service Provider”). Each of the Company and Service Provider may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Service Provider is in the business of providing services relating to the marketing and distribution of movies and television shows; and

WHEREAS, the Company deems it to be in its best interest to retain Service Provider to render to the Company such services as set forth herein; and

WHEREAS, after having a complete understanding of the services desired and the services to be provided, the Company desires to retain Service Provider to provide services for the Company, and Service Provider is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement. In exchange for the compensation set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Service Provider during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 as an independent contractor of the Company, and Service Provider hereby accepts such engagement.

2.	Services.

(a)	Distribution Agreement. The Parties acknowledge and agree that the Company has entered into a Distribution Agreement with Tharos Film Distribution, LLC (“Producer”), dated as of September 9, 2024, attached hereto as Exhibit A (the “Distribution Agreement”). Pursuant to the Distribution Agreement, the Company has agreed to provide to Producer the following services:

(i)	Picture Services. Subject to the terms and conditions herein, and for the Term, Service Provider shall perform certain of the Company’s duties under the Distribution Agreement according to the relevant terms, conditions, provisions, and limitations of the Distribution Agreement (collectively, the “Picture Services”). The Picture Services shall include: conducting a ‘Prints & Advertising’ (“P&A”) campaign to market the Picture’s theatrical and post-theatrical release; distributing the Picture in theaters; distributing the Picture through social media platforms; and manufacturing and selling merchandise and digital collectibles derived from the Picture. The Company request Service Provider to perform such additional services as the Company may determine.

(ii)	Platform Services. Subject to the terms and conditions herein, and for the Term, Service Provider shall distribute the Picture through the Angel Studios streaming platform and application (the “Platform,” currently available at www.angel.com). Service Provider shall also make available its “Pay-It-Forward” model, allowing people to contribute to the Picture’s ongoing distribution. The services associated with distribution of the Picture on the Platform (including services relating to the Pay-It-Forward model) are hereinafter referred to as the “Platform Services” and, together with the Picture Services, the “Services.”

(b)	Standard of Performance. Service Provider will use its commercially reasonable efforts to provide the Services using the best of its professional skills and in a manner consistent with generally accepted standards for the performance of such work. Service Provider shall devote such of Service Provider’s time and effort, and the time and effort of its employees and agents, necessary to the discharge of its duties hereunder.

3.	Costs and Expenses of Services. The Company will provide Service Provider with the proceeds it raises from offerings of the Company’s securities conducted to raise funds for the marketing, distribution, and exploitation of the Picture (the “Proceeds”). Service Provider will use the Proceeds for the performance of the Services, including the P&A campaign marketing the Picture’s theatrical and post-theatrical release. The Company will use revenue derived from exploitation of the Picture to reimburse Service Provider for expenses incurred in connection with the Picture Services, including expenses incurred as part of the Company’s securities offerings (such as auditing and legal fees). Service Provider shall keep records of its expenses and provide them to the Company upon request.

4.	Payment of Revenues; Compensation.

(a)	Gross Picture Revenue; Deduction of Participations/Residuals. Service Provider shall collect all revenue generated from its exploitation of the Picture (the “Gross Picture Revenue”). From the Gross Picture Revenue, Service Provider shall deduct and pay all third-party participations and residuals required to be paid under Section 6 of the Standard Terms & Conditions to the Distribution Agreement.

(b)	Guild Revenue; Reports.

(i)	Service Provider will calculate the revenue it derives from the membership fees paid by members of its subscription-based service, the ‘Guild,’ that are attributable to the Picture. Such revenue shall be calculated based on a pro rata viewing time algorithm applied uniformly with other content on the Platform. For example, if the Picture makes up 17% of the total time watched by Guild members, the Gross Guild Revenue would be 17% of total revenue generated by the Guild.

(ii)	Revenue generated from the Guild (the “Gross Guild Revenue”) shall be used, shared, and paid as follows:

(1)	First, Service Provider shall deduct from the Gross Guild Revenue costs and expenses relating to the Guild including, but not limited to (A) transaction fees (e.g., credit card fees), (B) wholesale theatrical ticket costs incurred by Service Provider in connection with the right of Guild members to receive theatrical tickets; and (C) a marketing fee equal to 25% of the Gross Guild Revenue, which Service Provider may use to market and grow the Guild, in a manner determined by the Service Provider in its sole discretion.

(2)	Second, revenue remaining after deduction of the above Guild-related costs and expenses (“Net Guild Revenue”) shall be split as follows: fifty percent (50%) will be paid to the Company; and fifty percent (50%) will be retained by Service Provider.

(iii)	Within thirty (30) days after the end of each quarter, Service Provider will: (A) pay into a bank account selected by the Company, by ACH or wire transfer, the Company’s 50% share of Net Guild Revenue; and (B) provide to the Company all reports required to be provided to the Producer under the Distribution Agreement.

5.	Representations and Warranties.

(a)	The Parties acknowledge and agree that the Service Provider is a stockholder of the Company. The potential increase in value of Service Provider’s shares in the Company as a result of Service Provider’s provision of the Services hereunder, is good, valuable and adequate consideration for the agreements of the Service Provider hereunder.

(b)	Each Party represents and warrants to the other that: (i) this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; (ii) such Party has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and (iii) this Agreement, upon execution and delivery of the same by the Party, will represent the valid and binding obligation of such Party enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

6.	Non-Exclusivity. This Agreement is not an exclusive agreement with respect to the operations or efforts of Service Provider. The Parties acknowledge and agree that the Service Provider is currently, or in the future shall, provide the same or similar services as the Services herein to other subsidiaries of the Service Provider, or to other entities, with respect to other motion pictures or other events. The provision of such other and additional services by the Service Provider are hereby expressly agreed and consented to, and the Service Provider shall be free to provide such additional services as it may determine or elect.

7.	Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue for as long as the Distribution Agreement remains in effect (the “Term”), provided that either Party may terminate this Agreement if (i) the other Party has materially breached this Agreement, (ii) the non-breaching Party has provided the breaching Party with written notice of the material breach, and (iii) the breaching Party fails to cure such breach within thirty (30) days of its receipt of the foregoing notice.

(b)	Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination, or which are explicitly set forth herein as surviving any such termination or expiration.

8.	No Employee Status. Service Provider is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Service Provider’s relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Service Provider is not an employee or agent of the Company in Service Provider’s position as a consultant and advisor, and notwithstanding the fact that Service Provider is a stockholder of the Company. As such, the Company will not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Service Provider may receive hereunder, all of which shall be the sole responsibility of Service Provider. Service Provider is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. Service Provider shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company other than as set forth herein.

9.	Indemnification as Between the Parties. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent.

10.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Service Provider:

Angel Studios 001, Inc.

Attn: Neal Harmon

295 West Center Street

Provo, UT 84601

Email:  legal@angel.com

If to the Company, to:

Angel Studios 001, Inc.

Attn: Patrick Reilly

295 West Center Street

Provo, UT 84601

Email: patrick@angel.com

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement, and the Distribution Agreement set forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 5, Section 8, Section 9 and Section 10 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(f)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(g)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(h)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(i)	Governing Law; Venue; Waiver of Jury Trial.

(i)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(ii)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH, IN EACH CASE LOCATED IN UTAH COUNTY, UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i)(iii) . Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, and only after consideration of the consequences of this waiver IN FULL.

(j)	Limitation on Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

(k)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(l)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(m)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(n)	Parties in Interest; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Subject to the immediately following sentence, this contract is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement, provided that each Protected Person is an intended third-party beneficiary of this Agreement and shall have the right to enforce its rights under this Agreement as if it were a direct Party.

(o)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Angel Studios, Inc.

By:	/s/ Neal Harmon
Name:	Neal Harmon
Title:	Chief Executive Officer

Angel Studios 001, Inc.

By:	/s/ Patrick Reilly
Name:	Patrick Reilly
Title:	Chief Executive Officer

Exhibit A

Distribution Agreement

ANGEL STUDIOS 001, INC.

Distribution Agreement

ANGEL STUDIOS 001, Inc., is a Delaware corporation (“We,” “Us,” or “Angel”) in the business of distributing video series and motion pictures that amplify light.  We are pleased to join with Tharos Film Distribution, LLC, a Delaware-registered limited liability company (“You” or “Creator”) to distribute your motion picture currently entitled “Bonhoeffer” (“Content”) towards that goal.  This “Agreement” sets forth the promises and commitments we’ve made to each other to enable that joint enterprise.  It is made up of three parts (the “Agreement Documents”):

A.	“The Deal Terms” which lay out all the basics of our joint enterprise; followed by

B.	“The Standard Terms and Conditions” (or “ST&C”) that go more into the legal nitty-gritty of it all (Exhibit A); and finally,

C.	“The Content Specifications & Delivery Requirements” which contain all the particulars of the Content and a comprehensive list of each element that must be created and delivered to fully facilitate our joint enterprise (Exhibit B).

This Agreement is dated as of September 9, 2024 and supersedes the Distribution Agreement between Angel Studios Inc. and You dated as of November 6, 2023 (the “Original Agreement”).

THE DEAL TERMS

1.	CONTINGENCIES: As a prerequisite to this Agreement taking effect: (1) Angel needs to review and approve the legal chain-of-title to the Content (more on this in Paragraph 1 of the ST&C); (2) Angel and its production financing partner, Angel Acceleration Fund (“AAF”) need to review and approve Creator’s Operating Agreement; (3) Creator must submit a “Torch” of between 5 and 15 minutes to the Angel Guild and the Torch must receive a passing score, both of which We agree have been done; and (4) both parties must sign this Agreement.

2.	RIGHTS: We begin with the basics. You agree to grant Us:

a.	Media: The specific rights listed in Paragraph 2 of the ST&C on an exclusive basis (“Angel Rights”).

b.	The Territory: Throughout the world, in all languages (the “Territory”).

c.	The Term: For the period commencing on the execution of this Agreement and continuing into perpetuity (the “Term”).

d.	EP Credits: Up to two (2) executive producer credits for Angel or Angel-affiliated executives in the Content’s main titles. Names to be provided by Angel. If Angel provides one name, the credit will be on a single card; if two, on a shared card.

3.	MARKETING & DISTRIBUTION: We promise to use our reasonable best efforts to market and distribute your Content in a manner intended to maximize potential revenues, facilitated by the following back-and-forth between us:

a.	Access to Marketing Assets: You will make available to Us “Behind-the-Scenes Footage” on a timely basis as well as any other creative marketing assets You have or may have access to related to the Content.

b.	Meaningful Consultation and Collaboration: We will regularly and meaningfully consult with You regarding all our marketing and distribution activities, theatrical and post-theatrical, in both domestic and foreign markets. This will include sharing our monthly marketing and distribution plans (e.g., streaming platforms, timing, and windows) and projected expenses, including but not limited to the Theatrical Marketing Cap, additional marketing expenses, and the Bonhoeffer Marketing Cap. The consultation and collaboration includes integrating suggestions and recommendations You may propose to such plans and expenses within ten business days after receipt after giving due consideration to such proposed changes, provided any conflict or disagreement shall be settled in Angel’s sole discretion. Notwithstanding the foregoing consultation and collaboration, Tharos shall have joint approval of i) the Brand Guide for the Content; ii) the primary trailers; iii) primary television ads; and iv) theatrical one sheets. Following the domestic theatrical run, Angel anticipates following a traditional “windowing” strategy to maximize revenue opportunities with major streamers; to keep you apprised, we will meet at least quarterly for the first two years (and at least annually thereafter) to discuss post-theatrical marketing and distribution activities and the Bonhoeffer Marketing Cap, which, in addition to being capped at 25% will not result in any mark up or margin for Angel. In other words, the 25% Marketing Expenses shall be used for direct spending on promoting the Content and the Angel Rights. Our quarterly reviews will assess the ROI for the Marketing Expenses and Angel agrees to adjust spending if ROI on the Bonhoeffer Marketing Cap is not being achieved. In turn, You agree that whatever promotional activities You intend to undertake (e.g., speaking engagements at churches), will be coordinated with us. We’ll license back to You the right to use short clips of the Content (less than 5 minutes in aggregate) to assist in that promotion (“Social Media Clip Licenses”).

c.	Cross Promotion: You acknowledge that We have the right to promote other content and content creators on any streaming channel or other distribution platform on which We distribute your Content.

d.	Sub-Contracting of Services to Angel Studios, Inc.; Guild Revenue.

(i)	You acknowledge and agree that We may, and hereby are granted all rights necessary to, contract with Angel Studios, Inc. (“Studios”) so that all or a portion of Our rights and obligations under this Agreement are performed by Studios on Our behalf. You agree that We and Studios may amend or modify this or any other Services Agreement between Angel and Studios in Our sole discretion, provided that neither this Agreement nor the Services Agreement, nor any amendment or modification to the Services Agreement, shall operate to alter to Your detriment any of Your rights contained in, nor deprive You of any economic or other benefit agreed to in, the Original Agreement.

(ii)	Pursuant to the Services Agreement, and as described more fully therein, revenue generated through Guild membership fees attributable to the Content shall be split equally between Studios and Angel, after the deduction of Guild-related operating and marketing costs/expenses. Revenue attributable to the Content will be calculated based on a pro rata viewing time algorithm applied uniformly with other pictures or titles appearing on the Studios platform. Guild related costs/expenses include, for example, transaction fees, wholesale theatrical ticket costs, and a 25% Guild marketing fee. By way of example only, assume Guild revenue is $100 Million and Guild costs/expenses are $40 Million, with net Guild revenue being $60 Million. If viewership of the Content is 10% of all viewership on the Studios platform, Studios and Angel would get $3 Million each.

4.	CONSIDERATION: As payment for the Angel Rights, we’ve agreed to a revenue sharing arrangement after the recoupment of certain costs. To maximize the net revenues to be shared, the amount of deductible marketing costs will be capped as follows:

a.	Angel Revenue: Angel will report and account for all the revenues it derives from exploitation of the Angel Rights, including (but not limited to) all domestic and foreign theatrical and post-theatrical sources, all revenue owed to Angel under the Services Agreement with Studios (including Pay-It-Forward revenues, social media licensing revenues, and Angel’s share of Guild subscription fees), and sublicensing fees (collectively “Gross Angel Licensing Revenues”). From the aggregate of that revenue, Angel will deduct and share the balance as follows:

(i)	Distribution Fee: Neither Angel nor Studios nor any of their affiliates will be paid a distribution fee. Distribution fees do not include: (i) third-party participations and residuals described in Section 6 of the ST&C; or (ii) Guild revenue retained or deducted in the manner described in the Services Agreement and Paragraph 3.d. above (in the example above, the $40 Million in costs/expenses and the $3 Million share retained by Studios would not be considered a distribution fee).

(ii)	Permitted Distribution and Marketing Expenses:

1.	Angel may incur “Marketing Expenses” (as more fully defined in Paragraph 5.b. of the ST&C) of up to $6,000,000 or 25% of the projected gross theatrical box office receipts, whichever is higher (the “Theatrical Marketing Cap”). Angel may sell shares of its Series A Preferred Stock to fund the marketing/distribution of the Content. Offering expenses and amounts used to redeem the shares of Angel’s Series A Preferred shareholders are deemed to be a Permitted Distribution and Marketing Expense, and shall be the first expense deducted from Gross Angel Licensing Revenue. Any additional marketing expenses agreed upon in the Theatrical Marketing Plan and incurred by Angel will then be deducted from the Gross Angel Licensing Revenue.

2.	After the worldwide theatrical run ends, Angel may deduct up to 25% of post-theatrical Gross Angel Licensing Revenue (“The Bonhoeffer Marketing Cap”) to continue marketing the Content for the duration of the Agreement, subject to the quarterly consultation and ROI review set forth in paragraph 3(b) above.

3.	For the avoidance of doubt, the Theatrical Marketing Cap cannot be “stacked” on top of the Bonhoeffer Marketing Cap; rather, each 25% cap is tied to a phase or windows of the distribution such that the aggregate spend is capped at 25% of Gross Angel Licensing Revenues from the respective theatrical and post-theatrical windows. Like other expenses, amounts in excess of the Theatrical Marketing Cap or The Bonhoeffer Marketing Cap must be mutually approved by the parties in order to be deducted; with one exception: promotional trailer costs (“Trailer Costs”). Although Trailer Costs are among the allowable Marketing Expenses, if their inclusion causes the Marketing Cap to be exceeded, such excess will be deemed mutually approved.

4.	Notwithstanding any other provision of this Agreement to the contrary, including the foregoing paragraph regarding non-stacking of marketing caps, there will be no cap on Angel’s use of Gross Angel Licensing Revenue to pay the securities offering expenses incurred to fund the Content’s marketing and distribution, and to redeem its shares of Series A Preferred stock. The redemption terms provide for recoupment by the Series A Preferred stockholders of 100% of their investment plus a return of 20%.

(iii)	Net Revenue Share: After the deductions above are taken, the remaining net revenues (aka the “Net Licensing Revenues”) will be split as follows: First, 66.7% to Creator and 33.3% to Angel. However, 100% of Angel’s share of Guild revenue will be owed to Creator; following the example in Paragraph 3.d. above, if Angel’s share of Guild revenue is $3 Million, all $3 Million will be owed to Creator and will not be subject to the foregoing Net Revenue Share.

b.	Creator Revenue: Reciprocally, Angel hereby licenses back to You the right to utilize clips from the Content for exploitation on your social media channels and You have agreed to pay Us a share of all net revenues You may derive from exploitation of your Content on social media after the deduction of any Permitted Distribution & Marketing Expenses (not including creation costs of the Content itself) in a percentage share equal to the aggregate Net Revenue Share otherwise payable to Us pursuant to 4.a.(iii) above. Your Marketing Expenses will also be subject to the same 25% cap of the amount of such revenues. For the avoidance of doubt, Angel shall own all social channels it creates and manages for the Content.

5.	CONTENT FUNDING: You are solely responsible for all production, post-production and delivery costs related to the Content.

6.	DELIVERY: You understand and agree that for Us to effectively market and distribute the Content, it is essential that You comply with all the delivery requirements in The Content Specifications & Delivery Requirements attached as Exhibit B.

7.	NOTICES AND PAYMENTS: Here are the addresses for both:

To Creator:

[_____________________________]
[_____________________________]
[_____________________________]

Email: ________________________

To Angel:

Neal Harmon, CEO

Angel Studios, Inc.

295 West Center Street

Provo, UT 84601

Email:  legal@angel.com

8.	SPECIAL PROVISIONS:

a)	Credit: We both agree to “co-brand” the Content as follows:

i)	Attribution by Creator: Subject to 8.a.(iii) below, in all instances of attribution by Creator, it will identify the Content as an “Angel Studios Original” or an “Angel Original.”

ii)	Presentation Credit: Angel will meaningfully consult with Creator as to whether and, if so, how the branding moniker of “Angel Studios Presents” or “An Angel Original” will appear on the Content and any of its marketing materials.

iii)	Angel Non-Branding: But no matter what, Angel will have the right to withhold its brand name from any marketing and/or distribution of the Content or change the manner in which it is identified (all in its sole discretion). Creator will fully comply with any such changes and if there is no Angel branding whatsoever, the Angel Rights will then become non-exclusive to enable the Creator to license any or all of the Angel Rights to another distributor on a non-exclusive basis and derive revenues therefrom.

iv)	Pre-Existing Credits: Angel will honor all of Creator’s contractual obligations to its filmmakers, cast, and crew, including (but not limited) to obligations related to credits and likeness and biography approval rights, and Creator will timely advise Angel of all such obligations.

b)	Creative Control. Creator shall have final creative control over the Content and final cut of the released film.

c)	Pay-It-Forward: The parties agree to periodically review and mutually approve the treatment and delivery of the “Pay-it-Forward” campaign (including any perks or other incentives offered by Creator as part of any Pay-it-Forward campaign) conducted as an appeal to viewers to pay money solely to show appreciation for the Content for which there is no other reward given in return, or to pay for the Content to be distributed to others as well as to fund future episodes of the Content, if any (“PIF”). Creator agrees i) not to engage in any PIF campaigns without the consent and/or participation of Angel during and after the Term or after its termination (unless the parties agree otherwise); and ii) to use reasonable best efforts to fulfill any PIF perks or incentives offered by Creator in consultation with Angel.

d)	Release Date: The domestic theatrical release date for the Content will be in the spring, summer, or fall/Holiday season of 2024, with the actual date to be selected by Angel in its sole discretion.

e)	Minimum Location Guarantee: The Content will open domestically in at least 1200 theaters, including simultaneously in the top 20 DMAs (markets) in the United States as reported by Box Office Mojo at the time of execution of this Agreement, and in theaters in at least the following foreign territories: Europe (including Germany, the UK, France, Italy, Belgium, Ireland, and Spain), Japan, South Korea, Australia, Latin America, and India.

f)	Premiere: If The Content is accepted to the Berlin Film Festival, its screening at such festival shall at Your option be the Content’s theatrical world premiere. If Content is not accepted to Berlin Film Festival, Angel agrees to host one premiere in either New York or Los Angeles with press, step and repeats, and green room, the cost of which shall be deemed a recoupable Distribution Expense. You may also hold cast and crew screenings of the Content in the UK, Ireland, and/or Belgium.

g)	Awards: Will Angel use reasonable, best efforts to qualify and submit The Content for major industry awards, including Oscars, Golden Globes, SAG Awards, and Critics’ Choice, and undertake related activities such as placing For Your Consideration ads; provided however, that any mutually approved promotional campaigns for said awards shall be deemed a recoupable Distribution Expense, and provided further that the amount so spent shall be not less than $25,000 provided the domestic box office exceeds $25,000,000.

9.	DEFINITION OF TERMS: Words that begin with capital letters in these Deal Terms (like “Agreement” – sometimes called “terms of art”) that aren’t defined, will have the meaning given in the ST&C. But if You can’t find it there – then they’ll have the meaning commonly understood in the entertainment industry.

10.	DEAL TERMS GOVERN: If there’s any conflict between The Deal Terms and The Standard Terms and Conditions of the Agreement Documents, The Deal Terms will govern.

THAROS FILM DISTRIBUTION, LLC	ANGEL STUDIOS 001, INC.

/s/ E. Kampouris	/s/ Patrick Reilly
By: Emmanuel A. Kampouris	By: Patrick Reilly
Its: Managing Member	Its: Chief Financial Officer

Exhibit A

THE STANDARD TERMS AND CONDITIONS

The Standard Terms and Conditions (“ST&C”) of the Content Distribution Agreement, dated as of September 9, 2024 between THAROS FILM DISTRIBUTION, LLC, a Delaware-registered company (“Creator”) and ANGEL STUDIOS 001 Inc., a Delaware corporation (“Angel”).

1.          CONTINGENCIES/APPROVAL OF CHAIN-OF-TITLE:  To clear the chain-of-title, Creator must establish that Creator is the sole owner of any and all literary, dramatic or musical material not otherwise within the public domain free of any claim, lien, limitation or condition of any kind.  Creator shall obtain all clearances and/or make or cause to be made any and all screenplay changes which may be necessary to obtain customary errors and omissions insurance.  As used herein, “Underlying Material” shall mean all Underlying Material that is:

a.	written or composed for use in the Content;

b.	acquired, supplied or assigned by Creator (or by any other person that produced or was associated in the production of the Content) for or in connection with the Content;

c.	included in the Content; and/or

d.	on which the Content is based in whole or in part.

2.          ANGEL RIGHTS:  Creator hereby exclusively and irrevocably grants, assigns, and licenses to Angel throughout the Term and in the Territory the sole and exclusive right, license and privilege under copyright to, and to authorize, license and sublicense others to, exhibit, distribute, release, sell copies of, dispose of, transmit, reproduce, broadcast, publicize, manufacture, publicly display, project, publicly perform, market, advertise, promote, tag and edit or cause the Content to be tagged and edited for i) skipping through the Content, ii) streaming the Content with or without sound at the user’s direction; and iii) the facility for users to tag and skip through tags at their own direction, and otherwise exploit the Content (and its plot, themes and other elements) and any and all cuts, re-cut, edited, re-edited, dubbed, re-dubbed and other versions thereof, and trailers and clips and excerpts therefrom, by any and every means, method, process, device, exhibition, distribution, exploitation, delivery and manner of transmission means now known or hereafter devised or invented, and in all markets and media now known and hereafter devised or exploited, in any and all languages (whether dubbed or subtitled or otherwise) in all linear formats, including, without limitation, (i) all forms of theatrical, (ii) all forms of non-theatrical, including without limitation all educational, industrial, hotel/motel, ships, commercial in-flight and trade distribution, (iii) all forms of television (including, without limitation, free, pay, pay per view, terrestrial, satellite, and cable, regardless of the delivery system or payment system (if any) involved, including without limitation all rights to transmit, broadcast and exhibit the Content by means of free, toll, pay, subscription and theatre (including transmission or broadcast by open or closed circuits to any theatre or other place where an admission fee is charged to view the broadcast or transmission of the Content) television, all other forms of satellite and relay television, pay-per-view television, and any and all other kinds of open or closed circuit systems), and all forms of video-on-demand (including without limitation SVOD, TVOD, AVOD, CVOD and NVOD), (iv) online/internet, digital streaming, interactive, clips, mobile (e.g., cell phones), and any and all allied and ancillary rights without reservation of any kind, as well as the exclusive right to advertise, publicize and promote any and all of the foregoing (hereinafter referred to as “Angel Rights”).

a.        Included Rights. Without limiting the generality of the foregoing definitions included in Paragraph 2. Above, the Parties agree that the “Angel Rights” include the following:

i.	Promotional Clip Rights. The exclusive right to broadcast, transmit or reproduce, separately from other portions of the Content, the visual portion, sound or music contained in the Content, or clips or excerpts as well as dramatizations or summaries of such visual portion, sound or music of the Underlying Material, or any part or combination of all or any part of the foregoing, in connection with the advertising and promotion of the Content;

ii.	Name and Likeness. The exclusive right to use the names and likenesses of the cast, and any other person who rendered services or granted rights in or for the Content, and to use the name and trademark of Creator, in and in connection with the Content and the advertising and exploitation of the Content, including Commercial Tie-in Rights, subject to reasonable and customary restrictions in written contracts with such persons that, if executed after the date hereof, have been approved in advance in writing by Angel;

iii.	Commercial Tie-ins. The exclusive right to enter into and exploit commercial tie-ins with respect to advertising and promotion of the Content. As used herein, the term “commercial tie-in” refers to a type of advertising or exploitation in which some product, service or commodity (in addition to the Content) is advertised (“Commercial Tie-in Rights”);

iv.	Merchandising Rights. The exclusive right to manufacture, sell, license, advertise, promote, furnish, supply and distribute products, by-products, services, facilities, merchandise and commodities of every nature and description, board games, items of wearing apparel, food, beverages and similar items which make reference to or are based upon or adapted from the Content or any part thereof (including the title thereof), to the extent not included in Commercial Tie-in Rights (“Merchandising Rights”) to include the following:

A.	Video Devices: All physical forms of home video or other home viewing technology now known or hereafter devised (including without limitation cassette, videodisc, DVD, HD DVD and Blu Ray (collectively, “Video Devices”); and

B.	Electronic Publishing Rights: The exclusive right to license, reproduce, use, adapt, distribute, display, perform or create derivative works based on the Content or any portion thereof (including, without limitation, video games and interactive games and devices), that are electronically read, digitized, interactive and computer-based or computer-assisted systems, devices and services in photographic, audio, video, optical, digital or interactive form or in any other form or method of copying, recording, manipulation, transmission or use thereof, whether now known or hereafter devised, the purpose of which is to allow the user to selectively display, manipulate or perform the Content, derivative material based on the Content or portions thereof, alone or in conjunction with other audio, video, photographic, digital, computer software, firmware, hardware or any other systems now known or hereafter devised (“Electronic Publishing Rights”).

v.	Derivative Productions. Provided Creator is also attached in a production capacity and has the same or substantially similar economic rights as set forth in this Agreement, Angel shall have rights to market and distribute (on substantially the same terms as set forth in this Agreement) any and all remakes, sequels, prequels, series, serials, spin-offs or other derivative based in whole or in part upon the Content in any manner, by any means, and in all media now known or hereafter created (collectively, “Derivative Productions”). Notwithstanding the foregoing, Angel agrees that Creator shall retain rights to any stage play or musical version and Angel shall have only a right of first negotiation /refusal to negotiate for the rights to such stage/musical versions.

vi.	Non-Fungible Tokens (“NFTs”). The exclusive right to exploit physical or digital objects derived from or otherwise related to the Content and any Underlying Material upon which it is based as NFTs (including the right to create new physical or digital objects as NFTs). In connection therewith, the right to tag and employ other panning and scanning requirements (including any re-sizing of the picture to conform to NFT context requirements); and

vii.	Other Rights. All other linear rights of every kind and nature whatsoever in and to the Content.

b.	Pre-Delivery Activities; Sublicenses. Creator agrees that from and after the date hereof, Angel shall have the exclusive right to (i) advertise, promote, publicize and market, and engage in other customary pre-sales and pre-release activity in the Territory with respect to, the Content (subject to Section 17.i), (ii) negotiate, enter into, administer and service distribution agreements or licenses of the Rights in the Territory (each, a “Sublicense” and, collectively, “Sublicenses”), and (iii) to deliver the Content (including creating delivery materials to the extent permitted or require hereunder), collect amounts due, and otherwise perform its obligations or enforce its rights and remedies under Sublicenses. Notwithstanding anything to the contrary contained in this Agreement, Creator agrees to honor and abide by the terms of all Sublicenses hereunder to the extent such Sublicenses do not conflict with the terms of this Agreement or with any of Creator’s preexisting agreements. Creator further agrees that it will not exercise or permit any third parties which may have a lien in and to the Content, the Rights and/or the Gross Receipts (as defined below) to exercise its rights or liens as secured parties or otherwise act in a manner which will disturb, infringe upon, interfere with, prevent or impede the full, complete, free and unencumbered exercise by any distributor or licensee of its rights under any of the Sublicenses, except as otherwise may be agreed in writing in advance by Angel.

3.         EDITING RIGHTS:  Notwithstanding anything to the contrary in this Agreement, Angel may, upon the request of a sublicensee, cut or edit the Content, or cause the Content to be cut or edited, only for (i) standards and practices compliance (airline, broadcast, and otherwise); (ii) creating commercial breaks; (iii) potential or actual legal claims; (iv) censorship compliance; (v) ratings compliance; (vi) panning and scanning requirements (including any re-sizing of the picture to conform to broadcast requirement); (vii) closed-captions materials, bonus materials and/or Angel’s own promotional reel; and (ix) subtitling and dubbing. For the avoidance of doubt, the foregoing shall not apply to the Content as theatrically exhibited or streamed.

4.         NEXT PICTURE RIGHT OF FIRST NEGOTIATION/FIRST REFUSAL: [intentionally omitted]

5.         CONSIDERATION:  All consideration set forth in Paragraph 4. Of the Deal Terms is conditioned upon the Content being produced in accordance with the requirements of this Agreement and being completely delivered on the Delivery Date.  Such consideration shall be deemed full consideration for all rights granted and services performed by Creator hereunder.  In connection with the calculation of the Net Revenue Share set forth in the Deal Terms, “Permitted Distribution & Marketing Expenses” shall include the following, subject to the Theatrical and Bonhoeffer Marketing Cap(s):

a.        “Distribution Expenses:”  All verifiable out-of-pocket distribution costs and expenses including, without limitation, manufacturing costs, production costs, translation costs, dubbing costs, insurance costs, purchase costs, distribution costs, third-party processing fees, payment processing fees, costs for providing streams, fees charged by credit card issuers, fees charged by third-party e-commerce platforms, applications (including awards applications and campaigns) and services; fees charged by resellers, costs associated with returns and warranty claims; and directly attributable personnel costs.  During the theatrical run, the majority of these expenses will be related to producing and distributing DCPs. For the avoidance of doubt, Distribution Expenses shall exclude any general overhead charge.

b.        “Marketing Expenses:” All verifiable costs, charges and expenses incurred for or in connection with advertising, promoting and publicizing the Content in any way, including, without limitation, all costs incurred directly or charged by third parties in connection with trailer production, social media promotion, audience testing, market research and directly attributable personnel costs. For the avoidance of doubt, the foregoing Expenses shall exclude any general overhead charge

6.         THIRD-PARTY OBLIGATIONS: Creator represents and warrants to Angel that it shall deliver the Content fully cleared. All third-party participations, music publishing fees, residuals, deferments, royalties, and other payments, shall be deducted from Gross Angel Licensing Revenues. Angel is responsible for and shall act as paymaster for any and all collective bargaining payments and mandated residuals payable to any party by reason of the exercise of the Angel Rights, including, without limitation, the Writers Guild of America, Directors Guild of America, Screen Actors Guild, American Federation of Musicians and IATSE, provided i) that Creator provides all relevant union or guild agreements and ii) that such payments shall be reimbursable from Gross Angel Licensing Revenues. For the avoidance of doubt, the foregoing shall also apply to all marketing or promotional materials produced by Creator and used in the release of the Content.

7.          ACCOUNTINGS/PAYMENTS:

a.	Accountings: Angel and Creator shall keep proper books and records showing its Gross Angel Licensing Revenues, Permitted Distribution & Marketing Expenses, Theatrical Marketing Cap, Bonhoeffer Marketing Cap, Trailer Costs (if any), and Net Licensing Revenues, as well as all revenue Creator derives from the exercise of its Social Media Clip Licenses during the Term (the “Records”). Angel shall pay Creator and Creator shall pay Angel, all revenues payable to the other, quarterly in the amounts payable pursuant to Paragraph 4. of the Deal Terms and deliver with the payment, statements of the Records, within forty-five (45) days after the expiration of the applicable quarter. The applicable accounting periods shall coincide with the following fiscal quarters: January through March, April through June, July through September, and October through December. Angel will account to Creator in customary manner in the Media and Entertainment industry of the United States of America - which accounting shall include a summary of distribution activities, costs, and revenues. Notwithstanding the foregoing, no accounting shall be rendered for any period in which no receipts are received, and/or no distribution activities occur.

b.	Audit Rights: Creator may, at Creator’s expense, but not more than once annually, audit those books and records of Angel that pertain to the calculation of Creator’s Consideration. Said audit shall be conducted by a certified public accountant selected by Creator, subject to Angel’s approval, which approval shall not be unreasonably withheld, during regular business hours, upon thirty (30) days’ notice, in a manner that does not interfere with Angel’s normal business activities. The auditor shall simultaneously provide a complete written copy of the audit results to Angel and Creator. If said audit uncovers an underpayment to Creator, Angel shall pay the underpayment within 60 days following receipt by Angel of the audit results if Angel agrees that the audit results are correct or, if a disagreement occurs, shall pay the undisputed amount and shall pay any remaining amount after the proper amount is determined. If any underpayment to Creator exceeds ten percent (10%) of the total for the applicable reporting period, Angel shall reimburse Creator its reasonable out-of-pocket audit costs at the same time that Angel pays the underpayment. Angel will have the same inspection of records rights outlined in this Paragraph 7. as Creator.

8.         INSURANCE:  Creator will procure and maintain, for a period of not less than 3 years following execution of this Agreement, a Media errors and omissions insurance policy (“E&O Insurance”), with coverage of not less than Five Million Dollars ($5,000,000) per claim, for the Content, insuring Angel, its parent, subsidiary and affiliated companies, the sponsors and distributors of the Content and their respective advertising agencies (collectively, the “Angel Parties”),  against any and all liability resulting from the transmission hereunder of the Content. The Media Insurance will (a) be issued by a reputable insurance carrier and rated A-/X or better in Best’s Insurance Guides, (b) name the Angel Parties as additional insureds, (c) be primary and not in excess of or contributory to any other insurance policies provided for the benefit of, or maintained by, Angel, (d) contain an express waiver of any and all rights of subrogation that the insurers may have against Angel, and (e) provide for at least thirty (30) days advance written notice to Angel of any cancellation, non-renewal or other material change thereto.  Creator’s premiums shall be reimbursable from Gross Angel Licensing Revenues (i.e., deducted as a Distribution Expense). Upon request, Creator will furnish Angel with a certificate of media liability insurance covering Angel’s authorized exhibitions and transmissions of the Content and satisfying, at a minimum, the coverage and term requirements specified above.

9.         REPRESENTATIONS & WARRANTIES:

a.	Creator and Angel each hereby represent, warrant and covenant to the other as follows: (i) It is duly incorporated or organized, validly existing and in good standing under the laws of its state or country of incorporation or organization; (ii) it has the full power, authority and ability to enter into, execute, deliver and perform all its obligations under this Agreement; (iii) this Agreement constitutes a valid and binding obligation of it enforceable in accordance with the terms hereof; and (iv) the execution, delivery and performance of this Agreement will not cause it to be in material breach of a third-party agreement which breach would jeopardize its ability to perform its obligations hereunder.

b.	Creator hereby further represents, warrants and covenants to Angel as follows: (i) The Content when delivered to Angel will be free and clear of any liens or encumbrances which would impair or interfere with Angel’s quiet enjoyment of its rights hereunder throughout the License Term and Territory; (ii) The Content is not in the public domain and will not violate or infringe any applicable law or regulation (iii) Creator has obtained all rights, permissions, releases and licenses (including all music master and synchronization licenses) required to enable Angel to fully exploit and promote the Content in accordance with the terms of this Agreement; (iv) Creator shall deliver all the Delivery Elements by the Delivery Elements Due Date, including, without limitation, the E & O Insurance as required in Paragraph 8. above; (v) All third-party participations, deferments, residuals, royalties, fees and other payments shall be borne solely by Creator, as further set forth in Paragraph 6. above; and (vii) Creator will promptly undertake to secure and diligently preserve throughout the Term of this Agreement any and all necessary and proper trademarks, service marks and/or copyright registrations and renewals, in the appropriate class or classes, pertaining to the Content.

c.	Angel further represents, warrants, and covenants that: (i) Angel is and shall remain the initial and primary recipient of all gross revenues generated from exploitation of the Content as contemplated by this Agreement; and (ii) there are and shall be no agreements, understandings, or interests, whether contractual or otherwise, that would precede Creator’s share of Net Licensing Revenues as contemplated in Paragraph 4. of Deal Terms.

d.	Operating Agreement: Creator has or will provide a copy of its operating agreement which shall contain standard protective and revenue sharing provisions for its investors, none of whom are crowd investors.

10.        INDEMNITY:

a.	Each party (the “Indemnitor”) to this Agreement shall indemnify and hold harmless the other party and its parent, subsidiaries, and permitted assigns from any and all third-party actions, causes of action, losses, liability, costs, expenses, damages, judgments, third-party claims and settlements, including reasonable outside attorney’s fees, arising out of or in connection with any breach of this Agreement by the Indemnitor of any representations, warranties, undertakings, covenants or agreements of any nature by the Indemnitor in this Agreement. The Indemnitor shall pay the defense costs of the other party and its parent, subsidiaries, and permitted assigns from any and all third-party actions, causes of action, demands and claims arising out of or in connection with any breach or alleged breach of this Agreement by the Indemnitor or any representations, warranties, undertakings, covenants or agreements of any nature by the Indemnitor in this Agreement.

b.	Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall give written notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) and the Indemnifying Party shall promptly, at the Indemnified Party’s request, assume and diligently conduct the entire defense of any suit or action, or the making of any claim as to which indemnity may be sought hereunder, including settlements and appeals, at the Indemnifying Party’s sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that: (i) could affect the intellectual property rights or other business interest of the Indemnified Party; (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation; or (iii) requires any consideration other than the payment of money by the Indemnifying Party.

c.	Each party shall promptly and timely execute any additional document(s) and take any additional action(s), at such party’s sole cost and expense, that the other party deems necessary or desirable in order for such other party to enforce and/or defend its rights under this Agreement.

d.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, NOR SHALL EITHER PARTY HAVE A RIGHT AS AGAINST THE OTHER, FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, OR EXEMPLARY PUNITIVE DAMAGES, HOWEVER CAUSED AND WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.        DEFAULT:

a.	Creator shall be in default if Creator breaches any term, covenant, or condition of this Agreement. Angel shall give Creator written notice of any claimed default and if the default is capable of cure, then Creator shall have thirty (30) days after its receipt to cure any default. Such written notice must be delivered to Creator via only the approved means of notification identified in Paragraph 15 below, and must explicitly contain the following information: (i) the exact nature of the claimed failure, (ii) a statement that the writing constitutes a “formal notice of default”, and (iii) the date in which the failure must be remedied. If the default is incapable of cure, or if Creator fails to cure within the time provided, then Angel, may terminate this Agreement. Without limiting the foregoing, in the event Creator is in breach of the representations and warranties given in Paragraph 9, Angel shall have the right to terminate this Agreement and Creator shall be required to immediately reimburse Angel for all of its actual out-of-pocket costs and expenses incurred in connection with the Content.

b.	No failure by Angel to fulfill any of its obligations hereunder shall constitute a breach of this Agreement by Angel unless and until the Creator has provided Angel with written notice specifying such failure(s) and Angel has failed to cure such failure within thirty (30) days after receipt of such notice. Such written notice by Creator to Angel must be delivered to Angel via only the approved means of notification identified in Paragraph 15 below, and must explicitly contain the following information: (i) the exact nature of the claimed failure, (ii) a statement that the writing constitutes a “formal notice of default”, and (iii) the date in which the failure must be remedied according to the terms of this Paragraph 11 b. In the event of any dispute relating to the subject matter of this Agreement, Creator will be limited to its remedies at law for monetary damages, if any, actually sustained by Creator. In no event will Creator be entitled by reason of breach or default to revoke, terminate, or rescind or alter this Agreement or to enjoin or restrain Angel’s distribution or advertising of the Content or Angel’s exploitation of the Angel’s Rights, or to seek, accept, apply for or obtain any equitable remedies whatsoever against Angel.

12.       ASSIGNABILITY:  Angel shall have the right to assign, transfer, delegate, license, sublicense, and/or convey this Agreement, and/or any of its rights, licenses, privileges, and/or obligations hereunder, in whole or in part, to any person and/or entity in its sole discretion. Creator shall not assign its rights and/or delegate its duties hereunder without the express written consent of Angel. Notwithstanding the foregoing and only in the event the Date of Accepted Delivery has occurred, Creator may assign the right to receive payments under this Agreement to up to one additional payee upon timely written notice to Angel, pursuant to a customary ‘direction to pay’ letter to be provided by Angel and signed by an authorized officer of Creator.

13.       TERMINATION:  This paragraph and paragraphs 9, 10, 11, 16 and 17 of these ST&Cs shall survive any termination or expiration of this Agreement.  Notwithstanding anything to the contrary contained herein, in the event of Angel’s termination of this Agreement for any reason, Creator shall not exercise (or authorize the exercise of) “pay-it-forward” style distribution (i.e., the consumer is granted access to the content without charge but is solicited to pay a fee for his own viewing or the viewing of others) in VOD or SVOD with any party other than Angel. Creator and Angel acknowledge and agree that the foregoing covenant is a material inducement for Angel to enter into this Agreement. Except as expressly set forth above in the sole case of an uncured material breach by Angel, the foregoing covenant shall survive termination or expiration of this Agreement and shall continue without limitation as to time and shall bind Creator and Creator’s successors and assigns.

14.       RESERVED/INTENTIONALLY DELETED.

15.       NOTICES AND APPROVALS: Any notice hereunder must be in writing and shall be deemed given and received (except for notice of change of address which shall be deemed given and received only upon receipt thereof): (a) on the date of personal delivery; (b) on the third business day following the day of mailing by pre-paid certified mail (return receipt requested); (c) on the day of transmission by facsimile with written confirmation; (d) in the case of Accounting Statements only, by regular mail on the postmarked date or via email; or (e) on the next business day following the day of shipment via a nationally recognized overnight courier service with signature of confirmation of receipt, as the case may be, to the party to be notified at the addresses set forth in Paragraph 7. of the Deal Terms.

16.        INTELLECTUAL PROPERTY DEFINITION IN BANKRUPTCY: In the event of a bankruptcy by Creator, including without limitation, a petition or bankruptcy court shall be filed by or against Creator, or If Creator shall be judged insolvent by any court or if a trustee or a receiver of any property of Creator shall be appointed in any suit or proceeding by or against Creator, or if Creator shall make an assignment for the benefit of creditors or shall take the benefit of any bankruptcy or insolvency act, or if Creator shall liquidate its business for any cause whatsoever, Creator acknowledges and agrees that the licensed rights hereunder are fundamentally in the nature of "intellectual property" as defined in the Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter In effect, or any successor statute (the "Bankruptcy Code"), that all licensed rights are fundamental to the basic license hereunder; and therefore all licensed rights should be deemed intellectual property subject to Section 365(n)(1)(B) of the Bankruptcy Code. Creator agrees that the definition of "intellectual property" In Title 11 of the United States Code shall also include trademark and service marks, as trademarks and service marks are inextricably linked to other intellectual property rights granted under this Agreement.

17.       MISCELLANEOUS:

a.	Integration and Amendments: This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements (whether written or oral, express or implied) between the Parties relating to the Content. This Agreement shall not be modified or amended except in writing signed by the Parties and specifically referring to this Agreement. This Agreement may not be amended by course of conduct or oral agreement. This Agreement shall take precedence over any other documents that may be in conflict herewith.

b.	Advertising Materials: Creator hereby grants to Angel a limited, exclusive, non-transferrable, royalty-free license to use the Creator Marks in Angel’s marketing materials, and Creator agrees that Angel may indicate in such materials that the parties have entered into a license agreement pertaining to the Content. Creator may terminate Angel’s right to use the Creator Marks, in whole or in part, by providing written notice to Angel if Angel’s usage of the Creator Marks does not adhere to Creator’s then-current written policies provided to Angel regarding the use of Creator Marks.

c.	Governing Law/Jurisdiction: The interpretation, construction, validity, performance, and enforcement of this Agreement shall be governed in accordance with the laws of the State of California, in the United States, as if performed wholly within Utah and without giving effect to the principles of conflicts of law.

d.	Construction: References in this Agreement to “Sections” and “Exhibits” are to sections and exhibits herein and hereto unless otherwise indicated. Except as specified in a particular context, the word “or” means each as well as all alternatives. All terms defined in the singular form will have comparable meanings when used in the plural form and vice versa. This Agreement shall be construed as if the Parties had equal participation in drafting it.

e.	Sublicensees: Angel shall be responsible for its sublicensees’ compliance with the terms and conditions of this Agreement as if each sublicensee were the Angel itself, including, without limitation, the accounting for and payment of all Compensation applicable to the sublicensee’s exercise of the license rights granted by this Agreement. Angel shall not grant a sublicense to any third-party except pursuant to an enforceable, written sublicense agreement consistent with the terms and conditions of this Agreement.

f.	Mediation: In the event of a dispute between the Parties, prior to commencing any litigation the Parties agree to enter into good-faith non-binding mediation with a mediator and in a location mutually selected by the parties. Each party shall pay its own costs of the mediation and the cost of the mediator shall be divided equally between the parties.

g.	Force Majeure: Notwithstanding anything herein to the contrary, neither party shall be liable to the other in damages or otherwise owing to any failure to perform hereunder, except for the payment of any fees or revenue splits, caused by circumstances beyond such party’s reasonable control, including without limitation fire; earthquake; flood; epidemic; accident; explosion; casualty; strike; lockout; labor action; riot; civil disobedience; act of a public enemy; embargo; war; declared disaster; act of God or force majeure; application of municipal, state or federal ordinance or law; act of a legally constituted executive authority, whether municipal, state of federal; or the issuance of any executive order. In no event, however, shall inclement weather be deemed or constitute an event of force majeure for any purpose of this Agreement.

h.	Confidentiality: Each Party, on behalf of itself and its Affiliates, agrees not to disclose the terms or conditions of this Agreement to any third-party without the prior consent of the other party. These confidentiality obligations are subject to the following exception: (i) disclosure is permissible if to investors, financial advisors, accountants, and attorneys; and (ii) disclosure is permissible if required by the government, court order, or subpoena, if required by law or if required to enforce rights under this Agreement; provided the Party required to disclose first gives the other Party sufficient prior notice to enable the non-disclosing Party to seek a protective order, and reasonable steps are taken to maintain the confidentiality of this Agreement.

i.	Publicity: Until the date on which our first jointly approved press release is issued, which is expected to be sometime before the first trailer run, as a material obligation of this Agreement, neither party will use the other party’s names, brands, service marks or trademarks, or directly or indirectly reference or identify the other party, its products or services, or this Agreement, in any press release, advertising, case study or other public announcement, without such other party’s prior written consent in each instance.

j.	Successors and Assigns: This Agreement shall be binding on and shall inure to the benefit of the Parties and their Affiliates, successors, and assigns. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any person other than the Angel or the Creator, their respective Affiliates, and their respective successors and permitted assigns. No assignment of this Agreement or any of a Party’s rights and obligations hereunder shall be binding on either of the Parties without the written consent of the non-assigning Party.

k.	Waiver: No waiver by either Party of any default hereunder shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement. A waiver shall only be valid if in writing.

l.	Severability: If any provision of this Agreement, or the application of such provision to any person or party, in general or the circumstances, is determined to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, that invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and this Agreement will remain in full force and effect and be legally effective as if that illegal, invalid, or unenforceable provision were not a part of this Agreement.

m.	Relationship of Parties: Nothing in this Agreement shall be construed to create among the Parties a partnership, joint venture, or principal and agent relationship, or to impose upon either Party any obligation for any loss, debt, or other obligation incurred by the other Party except as expressly set forth herein.

n.	Signatures and Counterparts: Execution of the Agreement may be delivered via facsimile or email transmission as a PDF, each of which shall be deemed an original hereof. This Agreement shall not be binding until executed by both parties. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

Exhibit B

THE CONTENT SPECIFICATIONS AND DELIVERY REQUIREMENTS

https://angelstudios.notion.site/Angel-Originals-Creator-Production-and-Spec-Sheet-16cdd46d6a9c43ef8823e878f64e2200

BASIC LEGAL DELIVERABLES (Angel reserves the right to request additional documentation as needed to effectuate its distribution rights in and to the Content).

1)	A copy of the insurance application, a copy of the full policy and a copy of the current certificate of occurrence based producer’s liability (errors and omissions) insurance policy, with an insurance carrier approved by Distributor, inclusive of title and music coverage and without any non-standard exclusions with three year coverage, along with a prior acts endorsement (if not already part of the policy), with liability limits of not less than $3,000,000 for each occurrence and $5,000,000 in the aggregate, with a deductible not to exceed $25,000 per occurrence, plus, if requested by Distributor, a “Term of Contract Endorsement” (also known as a “Rights Period Endorsement”) for the length of the Term. Creator shall deliver to Distributor a certificate of such insurance and endorsement, in a form acceptable to Distributor, naming as additional insured’s thereunder the additional insureds specified in the Agreement. Creator shall be responsible for all deductibles and retentions under the policy. The policy shall cover all aspects of the Picture and any and all materials relating thereto (including all underlying material with respect thereto, all behind-the-scene footage, “making of” documentaries, bloopers, EPK’s, and DVD bonus materials), all trims and outtakes, as well as the title of the Picture, the music therein, and the distribution/release of the Picture on video cassettes, tapes, discs and future technology) and each endorsement to this effect shall be delivered. The policy shall include a provision that the policy shall be primary and not contributory to any other insurance provided for the benefit of or by any additional insured. The policy shall be on a per-claim basis and shall be issued from a reputable company. The insurance carrier shall agree to name any other person and/or entity as an additional insured, at no additional cost, and provide a certificate of insurance and additional insured endorsement with respect thereto, as requested by Distributor throughout the policy term. If the Picture is based on (or inspired by) a true story and/or true event(s), the true-life components shall be covered under the policy and documentation to this effect shall be delivered.

2)	Licensor shall submit to Distributor complete and accurate copies of all documents comprising the full and complete chain of title for the Picture complete and sufficient to grant the rights to Distributor hereunder in form and substance satisfactory to Distributor, which satisfaction will not be arbitrarily withheld, including, without limitation, receipt by Distributor of all necessary releases, assignments, supporting agreements and documentation required by Distributor

3)	Title and copyright reports – Licensor shall submit to Distributor the following reports and opinions: (i) a current (i.e. within sixty (60) days of the delivery date) U.S. copyright report from a reputable service (e.g. Thomsen CompuMark or IP Innovations), and (ii) a current (i.e. within sixty (60) days of the delivery date) title report (from a reputable service (e.g. Thomsen CompuMark or IP Innovations) and opinion of counsel indicating that the title “__________” is cleared for use as the title of the Picture.

4)	If SAG-AFTRA production – copy of SAG-AFTRA final cast list in the format approved by SAG-AFTRA. If DGA production – copies of DGA form deal memos for all DGA personnel. If WGA production – copies of all writer agreements and the WGA final credit determination letter for the Picture and proof of payment of script publication fee. If IATSE-- copies of IATSE form deal memos for all IATSE personnel.

5)	Copyright Registration:

a)	One certificate of United States copyright registration for the screenplay. If the certificate has not been returned from the Library of Congress, Licensor shall deliver a copy of the filed application and proof of payment of the registration fee. Licensor shall deliver one copy of the Certificate of Copyright Registration for the screenplay once registered.

b)	One certificate of United States copyright registration for the motion picture. If the stamped certificate has not been returned from the Library of Congress, Licensor shall deliver a copy of the filed application and proof of payment of the registration fee. Licensor shall deliver one copy of the Certificate of Copyright Registration for the motion picture once registered

6)	Personnel Documentation (All agreements shall include work-for-hire and/or assignment language unequivocally granting all rights to Sound of Freedom Films, LLC (“Creator”), language which prevents equitable relief (including right of termination waiver and waiver of injunctive relief) and no limitation on Creator’s rights of assignment.):

a.    List of main cast and personnel and their contact information.

b.   Copies of all agreements or other documents relating to the engagement of personnel in connection with the Picture not set forth above (including copies of the agreements for the principal cast (inclusive of any featured voices and cameo appearances) and all key personnel (e.g. director, director of photography, costume designer, production designer, editor, screenwriters (inclusive of all agreements for all rewrites), producer(s), unit production manager, 1st assistant director, 2nd assistant director, composers, music producers (if applicable), for all individuals and entities accorded credit in the billing block, etc.

All agreements for all minors appearing in the Picture shall be provided. The work permits (if applicable in the jurisdiction in which principal production took place), guardian release forms (if applicable), parental consent/inducement agreements, production permits (e.g., permit to employ minors as required in the jurisdictions in which principal production took place), the trust account documents (if applicable in the jurisdiction in which principal production took place (e.g., “Coogan Account” for U.S. productions)), etc. shall accompany all agreements for all minors. All documents shall be fully executed. Note: the employment of a minor must adhere to state, local and federal guidelines.